UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2007

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223	95-4398884
(Commission File Number)	(IRS Employer Identification No.)

500 Frank W. Burr Boulevard, 6th Floor

Teaneck, NJ 07666

(Address of principal executive offices)

(201) 287-4141

(Registrant’s telephone number, including area code)

1999 Avenue of the Stars, Suite 3050

Los Angeles, CA 90067

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On March 29, 2007, Broadcasting Media Partners, Inc. (“Buyer”, formerly known as Umbrella Holdings, LLC), completed its acquisition of Univision Communications Inc. (the “Company”) pursuant to the terms of that certain agreement and plan of merger, dated as of June 26, 2006 (the “Merger Agreement”), by and among the Company, Buyer and Umbrella Acquisition, Inc. (“Umbrella Acquisition”), an indirect subsidiary of Buyer. Umbrella Acquisition and Buyer were formed by an investor group that includes affiliates of Madison Dearborn Partners, Providence Equity Partners, Saban Capital Group, Texas Pacific Group, and Thomas H. Lee Partners (the “Sponsors”). To consummate the acquisition, Umbrella Acquisition was merged (the “Merger”) with and into the Company and the Company was the surviving corporation under the Merger. Pursuant to the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $36.25 in cash, without interest.

The Merger was financed with equity contributions from funds affiliated with the Sponsors, certain co-investors and certain members of management, cash on hand, borrowings aggregating $9.0 billion, including $7.5 billion under new senior secured credit facilities (which also provide for revolving borrowings of up to $750.0 million) and the private placement of $1.5 billion aggregate principal amount of 9.75%/10.50% Senior Notes due 2015. In addition, approximately $52 million of senior secured indebtedness consisting of capital leases and $950 million of the Company’s existing senior notes remain outstanding following the Merger.

As a result of the Merger, all of the Company’s issued and outstanding capital stock is held by Broadcast Media Partners Holdings, Inc. (“Broadcast Holdings”) and all of the issued and outstanding capital stock of Broadcast Holdings is owned directly, or indirectly through Buyer, by the Sponsors, co-investors and management participants.

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

1. Senior Secured Credit Facilities

Overview. In connection with the Merger and related transactions (collectively, the “Transactions”), the Company assumed the obligations of Umbrella Acquisition under a senior secured credit agreement, dated as of March 29, 2007, among Umbrella Acquisition and Univision of Puerto Rico, Inc., as borrowers, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch as administrative agent and collateral agent. The senior secured credit facilities under the credit agreement provide secured financing of up to $8.7 billion, consisting of :

•

a revolving credit facility of up to $750.0 million, including a letter of credit sublimit of $100.0 million, and a swingline sublimit of $50.0 million; no revolving loans were drawn at the closing of the Merger;

•	a term loan facility of $7.0 billion, the entire amount of which was drawn concurrently with the consummation of the Transactions;

•	a delayed draw term loan facility of up to $450.0 million, which may be drawn on or before October 2008 to refinance the Company’s existing senior notes when they mature; and

•	a second-lien asset sale bridge loan of up to $500.0 million, the entire amount of which was drawn concurrently with the consummation of the Transactions.

At the Company’s option and subject to certain conditions, the Company may increase the senior secured credit facilities in an aggregate amount not to exceed $750.0 million without the consent of any person other than the lenders agreeing to provide all or any portion of such increase.

All revolving loans incurred under the senior secured credit facilities will mature on March 29, 2014. The term loan facility and the delayed draw term loan facility will each mature on September 29, 2014. The second-lien asset sale bridge will mature on March 29, 2009, subject to extension for up to an additional six months subject to the satisfaction of certain conditions.

Interest Rate and Fees. Borrowings under the senior secured credit facilities bear interest at a floating rate, which is, at the Company’s option, either a Eurodollar rate plus an applicable margin or an alternative base rate (defined as the higher of (x) the Deutsche Bank AG New York Branch prime rate and (y) the federal funds effective rate, plus one half percent (.50%) per annum) plus an applicable margin. The applicable margin under the revolving credit facility and term loan facility will be subject to adjustment based on the achievement of certain leverage ratios. The interest rate payable under the senior secured credit facilities will increase by 2.00% per annum during the continuance of any payment event of default.

For Eurodollar loans, the Company may select interest periods of one, two, three or six months or, with the consent of all relevant affected lenders, nine or twelve months. Interest will be payable at the end of the selected interest period, but no less frequently than every three months within the selected interest period.

The senior secured credit facilities also require payment of a commitment fee on the undrawn commitments of the delayed draw term facility and on the difference between committed amounts and amounts actually borrowed under the revolving credit facility. The Company must also pay customary letter of credit fees. Prior to the maturity date, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty.

Mandatory Repayments. Mandatory prepayments are required to prepay amounts outstanding under the senior secured credit facilities in an amount equal to:

•

100% (which percentage will be reduced to 50% or 0% depending on the achievement of certain leverage ratios) of net cash proceeds from certain asset dispositions and casualty or condemnation events by the Company or any of its restricted subsidiaries, subject to certain exceptions and reinvestment provisions;

•

100% of the net cash proceeds from the issuance or incurrence of any additional debt by the Company or any of its restricted subsidiaries (excluding debt permitted under the senior secured credit facilities); and

•	50% (which percentage will be reduced to 25% or 0% depending on the achievement of certain leverage ratios) of excess cash flow, as defined in the senior secured credit agreement.

Application of Mandatory Prepayments. Proceeds from asset dispositions (or related insurance proceeds) will, so long as no default exists under the senior secured credit facilities, first be used to prepay loans outstanding under the second-lien asset sale bridge, with any remaining proceeds used to prepay first-lien term loans under the senior secured credit facilities. Proceeds from non-asset sale mandatory prepayments will first be used to prepay first-lien term loans outstanding under the senior secured credit facilities, with any remaining proceeds applied towards the prepayment of loans outstanding under the second-lien asset sale bridge (but, to the extent any default then exists, only after the repayment of loans outstanding under the revolving credit facility (including the cash collateralization of letters of credit)).

Voluntary Repayments. Voluntary prepayments of principal amounts outstanding under the senior secured credit facilities (other than the second-lien asset sale bridge) are permitted at any time; however, if a prepayment of principal is made with respect to a Eurodollar loan on a date other than the last day of the applicable interest period, the lenders will require compensation for any funding losses and expenses incurred as a result of the prepayment. Voluntary prepayments of principal amounts outstanding under the second-lien asset sale bridge will not be permitted at any time, except to the extent financed with the proceeds of any sale of equity interests by, or any equity contribution to, the Company or any issuance by the Company of permitted senior subordinated debt and/or permitted senior unsecured debt (as such terms are defined in the senior secured credit agreement).

Amortization. The first-lien term loans are subject to amortization in equal quarterly installments of principal in an aggregate annual amount equal to (a) in the fourth and fifth years following the closing date, 2.5% of the original principal amount of the initial term loans and the original principal amount of delayed draw term loans made on the date of their incurrence and (b) in the case of the sixth and seventh years following the closing date, 1.0% of the original principal balance of the initial term loans and the original principal amount of delayed draw term loans made on the date of their incurrence, with the remaining balance payable at maturity. The second-lien asset sale bridge is not subject to amortization.

Guarantees and Security. The senior secured credit facilities are unconditionally guaranteed by Buyer and the Company’s material domestic restricted subsidiaries.

The senior secured credit facilities and the guarantees of those obligations (other than the second-lien asset sale bridge) are secured by, among other things:

•

a first priority security interest in substantially all of the assets of the Company, Buyer and the subsidiary guarantors, including, without limitation, receivables, contracts, contract rights, equipment, intellectual property, inventory and other tangible and intangible assets, subject to certain customary exceptions;

•

a pledge of (i) all of the Company’s present and future capital stock and the present and future capital stock of each of the Company’s and each subsidiary guarantor’s direct domestic subsidiaries and (ii) 65% of the voting stock of each of the Company’s and each subsidiary guarantor’s material direct foreign subsidiaries, provided that in each case, the pledge of such stock will not be required with respect to any such entity that would be, as a result of such pledge, required to separately file financial statements with the SEC; and

•	all proceeds and products of the property and assets described above.

The second-lien asset sale bridge and the guarantees of those obligations are secured by a second priority security interest in all of the assets of the Company, Buyer and the subsidiary guarantors securing the other senior secured credit facilities.

The priority of security interests and related creditors’ rights are set forth in an intercreditor agreement, which provides, among other things, for subordination of the security interests of the lenders under the second-lien asset sale bridge to the security interests of the other senior secured credit facilities.

Certain Covenants and Events of Default. The senior secured credit facilities contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of certain other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, under the revolving facility, from and after June 30, 2008, but only to the extent that amounts are outstanding under the revolving facility, the Company is required to maintain a first-lien secured leverage ratio.

The senior secured credit facilities contain customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults (with special provisions applicable to the financial covenant applicable to the revolving facility), cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, failure of any material provision of any guaranty or security document supporting the senior secured credit facilities to be in full force and effect, and a change of control.

Security on Existing Senior Notes. Following the consummation of the Transactions, the Company’s $200 million aggregate principal amount of 3.5% Senior Notes due 2007, $250 million aggregate principal amount of 3.875% Senior Notes due 2008 and $500 million aggregate principal amount of 7.85% Senior Notes due 2011 that remained outstanding were secured on an equal and ratable basis with the Company’s first-lien and second-lien secured obligations under the senior secured credit facilities pursuant to a guarantee and collateral agreement.

2. Indenture and Senior Notes due 2015

Overview. On March 29, 2007 (the “Issue Date”), Umbrella Acquisition issued $1.5 billion aggregate principal amount of 9.75% /10.50% Senior Notes due 2015 (the “Notes”) under an indenture, dated as of March 29, 2007, between Umbrella Acquisition and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The net proceeds from the offering of the Notes, together with the other financing sources described in the introductory note above, were used to consummate the Transactions. At the effective time of the Merger, the Company assumed the obligations of Umbrella Acquisition under the Notes and the Indenture contractually and by operation of law and the Company’s subsidiaries guaranteeing the senior secured credit facilities became guarantors of the Notes.

The payment of interest on the Notes for the initial interest period will be payable in cash on September 15, 2007. For any interest period thereafter through March 15, 2012, the Company may elect to pay interest on the Notes entirely in cash, entirely by increasing the principal amount of the Notes or by issuing new notes (“PIK interest”) or by paying interest on half of the principal amount of the Notes in cash and half in PIK interest. After March 15, 2012, all interest on the Notes will be payable entirely in cash. If the Company elects to pay any PIK interest, it will increase the principal amount of the Notes or issue new notes in an amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest whole dollar) to holders of the Notes on the relevant record date.

The Notes will mature on March 15, 2015. The Company will pay interest on the Notes on each March 15 and September 15 of each year, commencing on September 15, 2007. Interest payable in cash on the Notes will accrue at the rate of 9.75% per annum, and PIK interest will accrue at the rate of 10.50% per annum.

Guarantees. As of the closing of the Merger, the Notes are jointly and severally guaranteed, on an unsecured senior basis, by the Company’s directly and indirectly wholly-owned domestic subsidiaries that are guaranteeing the Company’s new senior secured credit facilities described above.

Ranking. The Notes are the Company’s senior unsecured obligations and rank equally in right of payment with all of the Company’s existing and future senior indebtedness; rank senior in right of payment to any future subordinated indebtedness; and are effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness, including the Company’s new senior secured credit facilities and its existing senior notes, to the extent of the value of the assets securing such indebtedness described above under the heading “Guarantees and Security” and structurally subordinated to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Notes.

Mandatory Redemption; Offer to Purchase; Open Market Purchases. The Company is not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances in the event of an asset sale or, as described under “Change of Control” below, the Company may be required to offer to purchase Notes. The Company may from time to time purchase Notes in the open market or otherwise.

Optional Redemption. The Company may redeem some or all of the Notes at any time before March 15, 2011 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and a premium equal to the greater of (i) 1% of the principal amount of the Notes redeemed on the redemption date and (ii) the excess, if any, of (a) the present value at the redemption date, of the redemption price of such Notes and required interest payments (calculated based on the cash interest rate) due on such Notes as of and through March 15, 2011 (excluding accrued but unpaid interest to the redemption date) computed using a discount rate equal to the treasury rate as of the redemption date plus 50 basis points, over (b) the principal amount of such Notes on the redemption date.

On or after March 15, 2011, the Notes will be redeemable at the Company’s option at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 15 of each of the years indicated below:

Year	Percentage
2011	104.875%
2012	102.438%
2013 and thereafter	100.000%

In addition, until March 15, 2010, the Company may, at its option, redeem up to 35% of the then aggregate principal amount of the Notes at a redemption price equal to 109.75% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings to the extent such net cash proceeds are contributed to the Company; provided that at least 50% of the sum of the aggregate principal amount of the Notes originally issued under the Indenture and any additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of such redemption and that each such redemption occurs within 180 days of the date of closing of each such equity offering.

The Company may provide in any redemption notice that payment of the redemption price and performance of its obligations with respect thereto may be performed by another Person.

Change of Control. If the Company experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Covenants. The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional debt or issue certain preferred stock;

•	pay dividends or make distributions on the Company’s capital stock or redeem, repurchase or retire the Company’s capital stock or subordinated debt;

•	make certain investments;

•	create liens on the Company’s or its subsidiary guarantors’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the Notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another person or sell or otherwise dispose of all or substantially all of the Company’s assets;

•	sell assets, including capital stock of the Company’s subsidiaries; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

No Registration Rights. Holders of the Notes will not have the benefit of any exchange or registration rights.

Events of Default. The Indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts and the failure of any guaranty by a significant party to be in full force and effect. If any such event of default occurs, it may permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

3. Stockholders’ Agreements

In connection with the Transactions, investment funds associated with or designated by the Sponsors and certain other co-investors and certain members of the Company’s management acquired shares of capital stock of Buyer and Broadcast Holdings, the Company’s parent companies. Simultaneous with the closing of that acquisition, these stockholders, Buyer, Broadcast Holdings and Umbrella Acquisition entered into stockholders’ agreements, dated as of March 29, 2007, pursuant to which the Company became a party by operation of law in connection with the closing of the Merger. The stockholders’ agreements contain agreements among the parties thereto with respect to the election of the Company’s directors and the directors of Buyer and Broadcast Holdings, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions) and registration rights (including customary indemnification provisions). The management participants who hold shares of capital stock (including through the exercise of options) of Buyer became a party to one or more of these agreements.

4. Sponsor Management Agreement

The Company, Buyer and Broadcast Holdings entered into a management agreement dated March 29, 2007 with affiliates of each of the Sponsors, pursuant to which such entities or their affiliates will provide management services. Pursuant to such agreement, affiliates of the Sponsors will receive an aggregate annual management fee equal to 2% of the Company’s EBITDA, as defined in the Indenture, and reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the Transactions prior to the closing date of the Merger and in connection with the provision of services pursuant to the agreement. In addition, pursuant to such agreement, affiliates of each of the Sponsors will also receive aggregate transaction fees or other consideration equal to approximately 5% of their equity commitment in connection with services provided by such entities related to the Transactions. Finally, the management agreement provides that affiliates of each of the Sponsors will be entitled to receive a fee in connection with certain subsequent financing, acquisition, disposition and change of control transactions based on a percentage of the gross transaction value of any such transaction as well as a termination fee based on the net present value of estimated future payment obligations under the management agreement, under certain circumstances. The management agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Item 1.02	Termination of Material Definitive Agreement.

1. Termination of Credit Agreement

Effective as of the closing of the Merger, all outstanding amounts under the Credit Agreement, dated as of March 17, 2006, as amended, among the Company, Univision of Puerto Rico Inc., a Delaware corporation, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Citigroup Global Markets, Inc., as Syndication Agent were paid off and the Credit Agreement was terminated.

2. Termination of Plans

Effective as of the closing of the Merger, the Company terminated each of its 1996 Performance Award Plan, as amended, and 2004 Performance Award Plan (the “Company Equity Plans”) and the Hispanic Broadcasting Corporation Long-Term Incentive Plan (the “HBC LTIP”). Under the Company Equity Plans, designated employees were eligible for grants of equity awards, including options, stock appreciation rights, restricted stock awards and restricted stock unit awards. Generally, options were granted for a ten-year term and were subject to a four year vesting schedule. In connection with the acquisition of Hispanic Broadcasting Corporation on September 22, 2003, the Company assumed outstanding stock options previously issued under the HBC LTIP. No new awards were granted under the HBC LTIP upon and following the acquisition.

3. Termination of Employment Agreements.

In connection with the closing of the Merger and as described in Section 2 of Item 5.01, each of the Company’s existing employment agreements with Ray Rodriguez, Andrew Hobson, and Douglas Kranwinkle were superceded.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Sections 1 and 2 of Item 1.01 are incorporated by reference to this Item 2.03(a).

Section 3 – Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) that each share of Company Common Stock was canceled and automatically converted into the right to receive $36.25 in cash, without interest, and requested that the NYSE file with the Securities and Exchange Commission an application on Form 25 to report that the shares of Company Common Stock are no longer listed on the NYSE.

Section 5 – Corporate Governance and Management

Item 5.01	Changes in Control of Registrant.

On March 29, 2007, pursuant to the terms of the Merger Agreement, the Sponsors consummated the acquisition of the Company through the Merger of Umbrella Acquisition with and into the Company. The Company was the surviving corporation in the Merger. As a result of the Merger, all of the Company’s issued and outstanding capital stock is held by Broadcast Holdings and all of the issued and outstanding capital stock of Broadcast Holdings is owned directly, or indirectly through Buyer, by the Sponsors, co-investors and management participants.

The aggregate consideration used to consummate the Transactions was approximately $14.0 billion, which includes approximately $12.4 billion that was paid out to the Company’s stockholders and holders of equity-based interests in the Company, $1.1 billion related to the financing arrangements and the related transactions (including refinancing the Company’s existing bank credit facility) and $500 million estimated to be applied to pay fees and expenses in connection with the Merger. The aggregate consideration was funded by the new senior secured credit facilities and private offerings of debt securities described in Item 1.01 above, as well as by cash on hand and equity financing from the Sponsors and certain other co-investors and management of the Company who co-invested with the Sponsors in the equity of the parent companies of the Company.

Pursuant to the stockholders’ agreements described in Section 3 of Item 1.01 and other governing documents, the funds affiliated with each Sponsor have the right to designate the Company’s board of directors.

The senior secured credit facilities described in Section 1 of Item 1.01 and the guarantees of those obligations (other than the second-lien asset sale bridge) are secured by, among other things a pledge of all of the Company’s present and future capital stock.

A copy of the press release issued by the Company on March 29, 2007 announcing the consummation of the Merger is attached as an exhibit hereto and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. Departure of Directors or Certain Officers.

Pursuant to the Merger Agreement, effective as of the closing of the Merger, each of the following persons ceased serving as members the Company’s board of directors or their alternates: A. Jerrold Perenchio, Anthony

Cassara, Harold Gaba, Alan F. Horn, Michael O. Johnson, John G. Perenchio, Ray Rodriguez, McHenry T. Tichenor, Jr., Ricardo Maldonado Yañez, Gustavo Cisneros and Alejandro Rivera.

Effective as of April 2, 2007, David Trujillo resigned as a member of the Company’s board of directors.

Effective as of the closing of the Merger, A. Jerrold Perenchio ceased serving as Chairman of the Board and Chief Executive Officer of the Company and Robert V. Cahill ceased serving as Vice Chairman and Corporate Secretary of the Company.

2. Appointment of Certain Officers.

On March 29, 2007, Buyer entered into an employment agreement with Joseph Uva. Under the terms of his employment agreement, Mr. Uva will be Buyer’s and the Company’s new Chief Executive Officer effective April 2, 2007.

Mr. Uva, 51, served as President and Chief Executive Officer of OMD Worldwide, a media buying and planning agency, from January 2002 through March 2007. From June 1996 until December 2001, Mr. Uva was President of Entertainment Sales for Turner Broadcasting Sales, Inc. where he oversaw and directed advertising sales for Turner Entertainment. Mr. Uva holds a B.A. degree in Rhetoric & Communications from The State University of New York, at Albany, N.Y.

On March 29, 2007, Buyer entered into employment agreements with Ray Rodriguez, Andrew Hobson, and Douglas Kranwinkle, which supercede each of their prior employment agreements with the Company. Pursuant to their new employment agreements, each of Messrs. Rodriguez, Hobson and Kranwinkle continues his employment with the Company and will be employed by Buyer. With respect to the Company and Buyer, Mr. Rodriguez serves as President and Chief Operating Officer, Mr. Hobson serves as Chief Strategic Officer and Chief Financial Officer, and Mr. Kranwinkle serves as Executive Vice President-Legal. Mr. Kranwinkle’s agreement has a fixed employment period of two years, and each of Messrs. Rodriguez, Hobson and Uva’s agreement has an initial term of not less than four years, and automatically renews for an additional year on each expiration date unless either party provides six-months prior notice of non-renewal to the other party.

The base salary for Messrs. Uva, Rodriguez, Hobson and Kranwinkle is $1,150,000, $1,100,000, $935,000 and $770,000, respectively. Each executive is entitled to an annual cash performance bonus, and Buyer has set performance measures for annual bonuses with respect to Messrs. Rodriguez and Hobson. Mr. Kranwinkle is entitled to an annual bonus at the discretion of the board of directors of Buyer.

In consideration of compensation opportunities forfeited by Mr. Uva with his prior employer, Mr. Uva received a payment of $1,000,000 and a restricted stock/stock unit award in the approximate amount of $5,000,000 when he commenced employment with Buyer. Messrs. Rodriguez and Hobson each similarly received a restricted stock unit award of $3,600,000 and $3,000,000, respectively, with respect to compensation opportunities limited as a result of the sale of the Company. Pursuant to the terms of his agreement, Mr. Kranwinkle is entitled to receive a stock option grant to purchase a specified number of shares of Buyer. Such equity awards are subject to two and one-half years time vesting.

Messrs. Uva, Rodriguez and Hobson purchased shares of common stock of Buyer or preferred stock of Broadcast Holdings in an aggregate amount of approximately $3,093,000, $4,500,000 and $7,000,000, respectively, a portion of which will be restricted shares subject to vesting. Each such executive will also be entitled to participate in benefit plans and arrangements generally applicable to other senior executives of Buyer and will receive certain perquisites, including relocation benefits.

Messrs. Rodriguez, Hobson and Kranwinkle received, in consideration of the termination of their participation in the Company’s Change in Control Retention Plan that was established prior to the Merger, a payment of approximately $9,830,411, $8,865,850 and $2,601,288. In addition, Messrs Rodriguez, Hobson and Kranwinkle received in settlement of their outstanding restricted stock unit awards granted prior to the Merger $5,437,500, $5,437,500 and $1,812,500, respectively.

Mr. Kranwinkle has agreed to provide services for a period of two years as to certain discrete and critical matters in which he was integrally involved in during his tenure with the Company and to a restrictive covenant limiting his future employment opportunities that extends for up to five years. In consideration of such covenants, Mr. Kranwinkle received a payment of approximately $4,700,000. In addition, Mr. Kranwinkle may provide additional services subject to his ability to reduce the level of such services at his discretion. Mr. Kranwinkle’s salary will adjust in proportion to the level of his business activities for Buyer. Mr. Kranwinkle is entitled to an annual bonus at the discretion of the board of directors of Buyer. Mr. Kranwinkle is entitled to participate in the Company’s medical plan in effect from time to time for a period of three years, regardless of the level of his employment with Buyer. Mr. Kranwinkle is not entitled to severance benefits upon the expiration of his employment agreement.

With respect to Messrs. Uva, Rodriguez and Hobson, severance benefits are payable upon an involuntary termination of employment by Buyer without cause (as defined in the employment agreement), resignation for good reason (as defined in the employment agreement) or any non-renewal of the employment agreement by Buyer. Each executive will generally be entitled to a severance payment comprised of his accrued, unpaid salary and vacation through the date of termination, an amount equal to two times the sum of his then current annual base salary and the prior year’s annual cash bonus, and a pro-rata bonus for the year of termination. In addition, each executive’s outstanding equity awards may vest depending on the circumstances.

In the event that Buyer has any publicly traded stock, Messrs. Uva, Rodriguez and Hobson are each entitled to a full gross up for any parachute excise taxes to the extent any of their compensation is subject to such taxes.

Each employment agreement contains non-solicitation and non-competition restrictive covenants which apply during the term of the executives’ employment and for a specified period thereafter.

In addition, there are no family relationships between Mr. Uva and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between either Mr. Uva or any of his immediate family members and the Company or any of its subsidiaries.

3. Election of Directors.

Pursuant to the Merger Agreement, effective as of the closing of the Merger, each of the following persons were elected as new members of the Company’s board of directors: Adam Chesnoff, the President and Chief Operating Officer of Saban Capital Group, Inc., Mark J. Masiello, a Managing Director of Providence Equity Partners, James N. Perry, Jr., the Managing Director of Madison Dearborn Partners, LLC, Scott M. Sperling, a Co-President of Thomas H. Lee Partners, L.P. and David Trujillo, a Principal of Texas Pacific Group.

Effective as of April 2, 2007, each of the following persons were elected as additional members of the Company’s board of directors: Zaid F. Alsikafi, a Director of Madison Dearborn Partners, LLC; Richard J. Bressler, a Managing Director of Thomas H. Lee Partners; James C. Carlisle, a Vice President of Thomas H. Lee Partners, L.P.; Michael P. Cole, a Director of Madison Dearborn Partners, LLC; Kelvin L. Davis, a Senior Partner of Texas Pacific Group; Albert J. Dobron, a Managing Director of Providence Equity Partners,; Jonathan M. Nelson, the Chief Executive Officer of Providence Equity Partners; Karl Peterson, a Partner of Texas Pacific Group; Haim Saban, the Chairman and Chief Executive Officer of Saban Capital Group, Inc.; and David Bonderman, a Founding Partner of Texas Pacific Group.

Pursuant to the stockholders’ agreements described in Section 3 of Item 1.01 and other governing documents, the funds affiliated with each Sponsor have the right to nominate a designated number of directors to the Company’s board of directors, subject to continuing to hold certain threshold equity amounts.

As a result of their respective positions with each of the Sponsors, one or more of each of the new directors may be deemed to have an indirect material interest in the Sponsor Management Agreement entered into by the Company, its parent companies and affiliates of each of the Sponsors on March 29, 2007. Accordingly, the information set forth in Section 4 of Item 1.01 is incorporated by reference into this Item 5.02.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release of Univision Communications Inc. dated March 29, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 4, 2007	UNIVISION COMMUNICATIONS INC.

		By:	/s/ Peter H. Lori
		Name:	Peter H. Lori
		Title:	Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Exhibit No.	Description
99.1	Press Release of Univision Communications Inc. dated March 29, 2007.